Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2016 FOURTH

QUARTER AND FULL-YEAR RESULTS

∎	Improved Fourth Quarter Earnings per Diluted Share by 75% from the Prior Year to $0.35, Including a Tax Benefit of $0.02

∎	Grew Fiscal 2016 Full-Year Earnings per Diluted Share by 10% Year Over Year to $0.77, Including Charges of $0.05

∎	Issues First Quarter Fiscal 2017 Earnings Guidance of $0.12 to $0.18 per Diluted Share Compared to a Loss of $(0.05) per Share in the Prior Year

∎	Declares Quarterly Cash Dividend of $0.15 per Share

EL SEGUNDO, Calif., February 28, 2017 -- Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2016 fourth quarter and full year ended January 1, 2017.

As the Company previously reported, net sales for the fiscal 2016 fourth quarter were $266.3 million compared to net sales of $275.0 million for the fourth quarter of fiscal 2015. Same store sales increased 3.1% for the fourth quarter of fiscal 2016.

As a result of the fiscal year calendar, the fiscal 2016 fourth quarter included 13 weeks and the fiscal 2016 full year included 52 weeks, compared to 14 weeks and 53 weeks for the respective reporting periods in fiscal 2015. For purposes of reporting same store sales comparisons to fiscal 2015, the Company uses comparable 13-week and 52-week periods.

Gross profit for the fiscal 2016 fourth quarter was $87.3 million, compared to $85.8 million in the fourth quarter of the prior year. The Company’s gross profit margin was 32.8% in the fiscal 2016 fourth quarter versus 31.2% in the fourth quarter of the prior year, reflecting an increase in merchandise margins of 68 basis points and a decrease in store occupancy and distribution costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 28.2% in the fiscal 2016 fourth quarter versus 28.5% in the fourth quarter of the prior year. Overall selling and administrative expense for the quarter decreased $3.2 million from the prior year primarily due to the extra week in the fourth quarter of fiscal 2015 and lower advertising expense.

Net income for the fourth quarter of fiscal 2016 was $7.7 million, or $0.35 per diluted share, including $0.02 per diluted share for a tax benefit related to share-based compensation, compared to net income for the fourth quarter of fiscal 2015 of $4.3 million, or $0.20 per diluted share, including $0.02 per diluted share of expense related to evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment.

For the 52-week fiscal 2016 full year, net sales were $1.02 billion, compared to net sales of $1.03 billion for the 53-week fiscal 2015 full year. Same store sales increased 1.7% in fiscal 2016 from the prior year. Net income for fiscal 2016 was $16.9 million, or $0.77 per diluted share, including $0.05 per diluted share of charges for store closing costs and the net write-off of deferred tax assets related to share-based compensation. Net income for fiscal 2015 was $15.3 million, or $0.70 per diluted share, including $0.07 per diluted share of charges for expense associated with the Company’s publicly disclosed proxy contest, a legal settlement, evaluating store growth strategies and potential profit improvement opportunities and non-cash impairment.

“We are pleased to report a strong finish to fiscal 2016, with solid same store sales, expanded gross margins, expense leverage and meaningful earnings growth in a challenging holiday sales environment,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As we previously reported, our fourth quarter benefited from the competitive rationalization in the retail sporting goods sector, and we increased both customer transactions and average sale as well as improved merchandise margins. We also are pleased to have further strengthened our balance sheet, as our healthy operating cash flow for the year of $73.7 million allowed us to significantly reduce year-over-year borrowings under our credit facility and return over $13 million to shareholders through cash dividends and stock repurchases.”

Mr. Miller added, “For the first quarter to date, our same store sales are up in the mid-single-digit range, largely driven by strong demand for winter products as a result of very favorable winter weather conditions throughout most of our Western markets. We also continue to benefit from the competitive store closures, both from a sales and margin standpoint. We believe we are well positioned with our merchandise assortment for the spring selling season as we remain focused on providing our customers with the optimal mix of value, selection, service and convenience.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on March 20, 2017 to stockholders of record as of March 6, 2017.

Guidance

For the fiscal 2017 first quarter, the Company expects same store sales to be in the positive mid-single-digit range and earnings per diluted share to be in the range of $0.12 to $0.18, compared to a same store sales decrease of 1.9% and a loss of $(0.05) per share in the first quarter of fiscal 2016.

Store Openings

During the fourth quarter of fiscal 2016, the Company opened one new store and closed one store, ending fiscal 2016 with 432 stores in operation. During the fiscal 2017 first quarter, the Company relocated one store and will close one store. For the fiscal 2017 full year, the Company currently anticipates opening approximately eight new stores and closing approximately three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, February 28, 2017, at 2:00 p.m. Pacific (5:00 p.m. EST), to discuss financial results for the fourth quarter and full year of fiscal 2016. To access the conference call, participants in North America should dial (877) 795-3599, and international participants should dial (719) 325-4831. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through March 7, 2017 by calling (844) 512-2921 to access the playback; passcode is 1496804.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 432 stores under the “Big 5 Sporting Goods” name as of the fiscal year ended January 1, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	January 1, 2017	January 3, 2016
ASSETS
Current assets:
Cash	$7,895	$7,119
Accounts receivable, net of allowances of $42 and $61, respectively	12,200	14,180
Merchandise inventories, net	294,319	299,446
Prepaid expenses	10,085	12,185

Total current assets	324,499	332,930

Property and equipment, net	78,420	82,036
Deferred income taxes	23,699	23,402
Other assets, net of accumulated amortization of $1,420 and $1,244, respectively	2,528	2,228
Goodwill	4,433	4,433

Total assets	$433,579	$445,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109,314	$89,961
Accrued expenses	76,887	69,524
Current portion of capital lease obligations	1,326	1,435

Total current liabilities	187,527	160,920

Deferred rent, less current portion	17,028	19,516
Capital lease obligations, less current portion	1,999	2,392
Long-term debt	10,000	54,846
Other long-term liabilities	11,988	8,524

Total liabilities	228,542	246,198

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,784,367 and 24,562,799 shares, respectively; outstanding 22,012,651 and 21,917,982 shares, respectively	248	246
Additional paid-in capital	114,797	112,236
Retained earnings	124,363	118,998
Less: Treasury stock, at cost; 2,771,716 and 2,644,817 shares, respectively	(34,371)	(32,649)

Total stockholders’ equity	205,037	198,831

Total liabilities and stockholders’ equity	$433,579	$445,029

(1) In the first quarter of fiscal 2016, the Company elected to retrospectively early adopt ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires that deferred income tax liabilities and assets be classified as non-current in a classified balance sheet. Accordingly, deferred income tax assets in the amount of $11.1 million, which were previously classified as current assets as of January 3, 2016, were reclassified to non-current deferred income tax assets to conform to current year presentation.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016

Net sales	$266,283	$275,006	$1,021,235	$1,029,098

Cost of sales	178,936	189,167	696,777	704,134

Gross profit	87,347	85,839	324,458	324,964

Selling and administrative expense (1) (2) (3) (4) (5)	75,197	78,440	294,971	298,425

Operating income	12,150	7,399	29,487	26,539

Interest expense	347	538	1,551	1,791

Income before income taxes	11,803	6,861	27,936	24,748

Income taxes (6)	4,109	2,586	11,050	9,451

Net income (1) (2) (3) (4) (5) (6)	$7,694	$4,275	$16,886	$15,297

Earnings per share:
Basic	$0.36	$0.20	$0.78	$0.70

Diluted (1) (2) (3) (4) (5) (6)	$0.35	$0.20	$0.77	$0.70

Dividends per share	$0.15	$0.10	$0.525	$0.40

Weighted-average shares of common stock outstanding:
Basic	21,607	21,601	21,607	21,741

Diluted	21,823	21,716	21,816	21,927

(1) In fiscal 2016, the Company recorded pre-tax charges of $1.2 million related to store closing costs. These charges reduced net income by $0.7 million, or $0.03 per diluted share.

(2) In fiscal 2015, the Company recorded pre-tax charges of $1.6 million related to a publicly-disclosed proxy contest. These charges reduced net income by $1.0 million, or $0.05 per diluted share.

(3) In fiscal 2015, the Company recorded a pre-tax charge of $0.4 million related to a legal settlement. This charge reduced net income by $0.2 million, or $0.01 per diluted share.

(4) In the fourth quarter of fiscal 2015, the Company recorded pre-tax charges of $0.4 million related to evaluating store growth strategies and potential profit improvement opportunities. These charges reduced net income by $0.2 million, or $0.01 per diluted share.

(5) In the fourth quarter of fiscal 2015, the Company recorded a pre-tax non-cash impairment charge of $0.2 million related to an underperforming store. This charge reduced net income by $0.1 million, or $0.00 per diluted share.

(6) In the fourth quarter and full year of fiscal 2016, the Company recorded (benefits) write-offs of ($0.4) million and $0.5 million, respectively, of deferred tax assets related to share-based compensation. These amounts (increased) reduced net income by the same respective amounts, or ($0.02) per diluted share and $0.02 per diluted share, respectively.